UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2006

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices)
(212) 874-8282
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Definitive Material Agreement
Amendment to Employment Agreement
On September 25, 2006, the Employment Agreement, dated September 9, 2005, by and between The Princeton Review, Inc. (the “Company”) and Mr. Andrew Bonanni, the Company’s Chief Financial Officer, was amended to provide that Mr. Bonanni shall be reimbursed for parking expenses in an amount up to $375.00 per month and that he shall be included within the next executive incentive plan that is adopted so long as Mr. Bonanni is employed by the Company. In addition, the Employment Agreement was also amended to provide for the grant of certain equity awards to Mr. Bonanni as described below. No other terms of the Employment Agreement were modified. A copy of the Amendment to Employment Agreement is filed herewith as Exhibit 10.1.
Equity Award Grants
On September 25, 2006, Mr. Bonanni was granted an option to purchase 4,450 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on September 25, 2006. Mr. Bonanni was also granted a Performance-Based Deferred Stock Award of 2,675 shares of the Company’s common stock. Vesting of half of the Performance-Based Deferred Stock Award is generally dependent upon the attainment by the Company of a prescribed level of earnings per share and half on return on assets, each as of a specified measurement date. The actual number of shares that could be awarded to Mr. Bonanni at the end of the performance period will range between 50% and 200% of this 2,675 share target based upon the actual attainment by the Company of earnings per share and return on assets. In addition, Mr. Bonanni was awarded a Restricted Stock Grant of 20,000 shares of the Company’s common stock, 15,000 of which will vest on October 2, 2006 and 5,000 of which will vest upon the achievement of certain performance goals as measured by employee responses to an employee satisfaction survey.
Item 9.01   Financial Statements and Exhibits.
(c) Exhibits.
10.1
Amendment to Employment Agreement, dated September 25, 2006, between The Princeton Review, Inc. and Andrew Bonanni.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  September 27, 2006

THE PRINCETON REVIEW, INC.

By:	/s/ Andrew Bonanni
	Name:	Andrew Bonanni
	Title:	Chief Financial Officer

EXHIBIT INDEX
Exhibit
Description
10.1
Amendment to Employment Agreement, dated September 25, 2006, between The Princeton Review, Inc. and Andrew Bonanni.